UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive
Plainsboro, NJ 08536
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Glenn Coleman to Assume Oversight of Internal Business

On December 1, 2016, Integra LifeSciences Holdings Corporation (the “Company”) promoted Glenn Coleman, to assume oversight of the international business, effective December 1, 2016. Mr. Coleman’s oversight of the international business will be in addition to his current role as Corporate Vice President, Chief Financial Officer and Principal Accounting Officer.

Mr. Coleman, age 48, has been Corporate Vice President, Chief Financial Officer and Principal Accounting Officer since 2014. Mr. Coleman has over 25 years in financial management positions with leading global businesses. Prior to joining the Company May 2, 2014, from 2008 to May 2014, Mr. Coleman served as Vice President Finance, Corporate Controller at Curtiss-Wright Corporation, a $2.5 billion global company headquartered in Charlotte, North Carolina that delivers highly-engineered, critical function products and services to the commercial, industrial, defense and energy markets. Prior to joining Curtiss-Wright in 2008, Mr. Coleman worked at Alcatal-Lucent from 1997 to 2007, in various finance executive leadership positions, including Vice President for the Wireless and Wireline Business Groups, Controller for the Americas region, Vice President of Internal Audit and Finance Director of External and Internal Reporting. Mr. Coleman was also instrumental in several significant corporate strategic projects at Alcatel-Lucent, including a multi-billion-dollar restructuring program, spin-off of an $8 billion publicly traded entity, and numerous acquisitions. Prior to that, Mr. Coleman began his career at PricewaterhouseCoopers LLP where he was the lead Senior Manager for a top global account. Mr. Coleman received his B.S. degree from Montclair State University and has also been a CPA in New Jersey for more than 20 years.

There are no familial relationships or related party transactions requiring disclosure under Item 401(d) or Item 404(a), respectively, of Regulation S-K.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved incentives in connection with Mr. Coleman’s promotion detailed in a summary of the promotion (the “Coleman Promotion”), which became effective December 1, 2016, and provides for, among other things, the following: (i) an increase in Mr. Coleman’s annual base salary from $480,000 to $525,000 effective December 1, 2016, and (ii) a short-term incentive target of seventy-five percent (75%) of his base salary (an increase of 15% ) effective for the 2017 plan year.

In addition, a one-time grant will be made to Mr. Coleman, as soon as administratively possible, of an award valued at $350,000 in the form of stock options as of the grant date of December 1, 2016 (the “Grant Date”) which shall vest on the third anniversary of the Grant Date.

Promotion of Robert T. Davis, Jr. as Corporate Vice President and President, Orthopedics and Tissue Technologies (OTT)

On December 1, 2016, the Company promoted Robert T. Davis, Jr. to serve as Corporate Vice President and President, Orthopedics and Tissue Technologies, effective December 1, 2016.

Mr. Davis, age 58, has more than 25 years of executive management experience in the global healthcare industry. Mr. Davis joined Integra in July 2012 as President of the Global Neurosurgery business, and was appointed Integra's Corporate Vice President in December 2012 and President - Specialty Surgical Solutions in 2014. Prior to joining Integra, Mr. Davis was the General Manager for the Global Anesthesia & Critical Care business at Baxter Healthcare, from 2009 to 2012, and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound, from 1997 to 2009. Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master's degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

There are no familial relationships or related party transactions requiring disclosure under Item 401(d) or Item 404(a), respectively, of Regulation S-K.

The Committee of the Board of the Company approved incentives in connection with Mr. Davis’s promotion detailed in a summary of the promotion (the “Davis Promotion”), which became effective December 1, 2016, and provides for, among other things, the following: (i) an increase in Mr. Davis’s annual base salary from $401,500 to $430,000 and (ii) a short-term incentive target of sixty percent (60%) of his base salary (an increase of 10%) effective for the 2017 plan year.

In addition, a one-time grant will be made to Mr. Davis, as soon as administratively possible, of an award valued at $200,000 in the form of stock options as of the Grant Date which shall vest on the third anniversary of the Grant Date.
The foregoing descriptions of the Coleman and Davis Promotion is not complete and is subject to and qualified in its entirety by the terms of the summary of each promotion, a copy of which is filed herewith as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 8.01 Other Events

The Company communicated the foregoing and another leadership change effective December 1, 2016, in a press release which is included in this Current Report on Form 8-K as Exhibit 99.1 under Item 9.01.

Item 9.01 Financial Statements and Exhibits

(d) EXHIBITS

10.1	Coleman Promotion Summary, effective December 1, 2016
10.2	Davis Promotion Summary, effective December 1, 2016
99.1	Press Release dated December 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: December 5, 2016	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Coleman Promotion Summary, effective December 1, 2016
10.2	Davis Promotion Summary, effective December 1, 2016
99.1	Press Release dated December 5, 2016